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Exhibit 10.4

March 24, 2006

Mr. J. Phillip Cooper

Dear Phil:

        This letter agreement confirms the understanding between you and CRA International, Inc. (the "Company" or "CRA") relating to your separation from employment with the Company.

        1.     Resignation.    You hereby resign your positions as Vice Chairman and Executive Vice President, and from all other offices, titles or positions you hold with the Company or any of its subsidiaries or affiliates, effective as of March 21, 2006 (the "Resignation Date"). Your resignation shall be effective regardless of the continued effectiveness of this letter agreement. From and after the Resignation Date, your obligations to the Company and the Company's obligations to you shall be solely those provided for in this letter agreement, inclusive of the exhibits attached hereto.

        2.     Cooperation in Transition.    For the period from March 22, 2006 through June 21, 2006 (the "Retirement Date"), you shall remain an employee of the Company (the period from March 22, 2006 through June 21, 2006 to be referenced as the "Transition Period"), subject at all times to the policies, procedures and requirements of the Company, and shall make yourself available upon reasonable request by the Company, and at mutually agreeable times, during the Transition Period to assist in transitioning your former responsibilities to the person or persons designated by the Company to receive them, including but not limited to by providing the Company with the location of, and access information for, all computers and other electronic, recording and storage devices, and any other media containing electronic or physical versions copies of Company property, documents, records, files, emails and information. In this regard, you agree that you will generally provide assistance to the Company during the Transition Period telephonically or electronically and will present yourself at mutually agreed upon times at the Company or such other mutually agreeable location during the Transition Period only at the request of the Company on an as-needed basis; provided, however, that you will be present as necessary during the period from March 22, 2006 through April 5, 2006 to assist with the BBG transaction (or such shorter period as the Company determines in its discretion), and provided further that you shall have no further involvement with any other CRA business activities or transactions, unless such involvement (including but not limited to conference calls and other communications) includes a designated Company representative in all instances, and any such communications confirm that you have no authority to bind the Company. Notwithstanding any of the foregoing, you shall have no authority during the Transition Period to act on behalf of the Company and shall not do so, shall make no public representations on behalf of the Company, and shall incur no expenses on behalf of the Company unless specifically authorized. Your employment shall terminate by way of your resignation on the Retirement Date.

        3.     Conditions Precedent to the Effectiveness of this Letter Agreement.    Notwithstanding any other provisions of this letter agreement, this letter agreement shall be rescinded by the Company, and any pending offer from the Company or agreement in principle between you and the Company shall be null and void and of no further effect, if (a) you and the Company have not reached a definitive agreement on your retirement by April 18, 2006; (b) you fail to execute all documents required to be executed in connection with your employment with CRA or this letter agreement; or (c) you at any time during the Transition Period engage in conduct materially detrimental to the legitimate business interests of CRA, any material breach of any of your obligations under this letter agreement governing your conduct, or in conduct disparaging to or abusive to CRA, its Board of Directors or any of its members, its management or any of its members, or its employees. As to provisions (b) and (c) of this Section 3, should you fail to abide by these requirements, you shall be required to return to the Company any and all payments or other tangible benefits provided to you pursuant to this letter agreement through the date of your breach. For purposes of this letter agreement, (y) "material" shall mean having adverse influence, effect or impact on CRA, its business, its Board of Directors or any of its members, its management or any of its members, or its employees which is more than De minimis; and (z) "abusive conduct" shall mean immoderate or improper conduct that departs from what is reasonable in the CRA office environment and rises to the level of maltreatment of a person.

        Notwithstanding anything contained herein, you shall not be required to return or pay back to the Company the following payments and benefits guaranteed to you by your signed offer letter agreement: the value of a one-month notice period (including but not limited to the 401K contribution for said month); $150,000.00 in severance pay; benefits continuation for one year from the Retirement Date (which, in the event any such return hereunder shall be required, shall be deemed to be April 20, 2006); and (subject to the provisions of Section 4(d) below) acceleration of vesting for one year from such Retirement Date. In addition, you shall not be required to return or pay back to the Company the following payments and benefits provided or agreed to in connection with your employment or its termination: the $375,000.00 cash bonus under the 2005 Bonus Plan; the twenty-five percent vesting of 2000 RSUs issuable in accordance with the 2006 Equity Incentive Plan; and the Company's Profit Sharing Plan contributions for fiscal 2005 and for the calendar year 2005 stub period. The required return shall otherwise reach all payments and benefits resulting from the three month employment continuation period, reduced by the value of the one month notice period.

        4.     Severance Pay and Associated Benefits.

          (a)   Severance Pay.    Subject to (i) your continuing compliance with the provisions of Sections 7, 8, 9, 10 and 14(c) of this letter agreement and the provisions of the CRA International, Inc. Non-Solicit/Non-Hire Agreement, effective as of May 3, 2000 between you and the Company (the "Non-Solicitation Agreement"); (ii) your execution of this letter agreement in accordance with the provisions of Section 13 of this letter agreement (provided that the seven-day revocation period set forth in Section 13(c) has run without revocation by you); (iii) your execution on the Retirement Date of the Supplemental General Release and Waiver of All Claims that is Exhibit F hereto; and (iv) the provisions of Section 4(i) below, the Company will make a lump sum payment to you in the gross amount of $275,000.00 (the "Severance Payment"), which payment shall include the normal termination pay for someone of your seniority and tenure with the Company and additional consideration. With regard to the foregoing, you hereby affirm and acknowledge that you are, and since May 3, 2000 have been, bound by the Non-Solicitation Agreement, a true copy of which is attached as Exhibit A to this letter agreement and is incorporated herein by reference.

          (b)   Salary Continuation.    After the Resignation Date, the Company will continue to pay you your compensation at the current rate of $300,000 per year through the Transition Period, and you shall also be entitled to continue all benefits provided to employees (including continued vesting of your issued and outstanding unvested options to purchase stock in CRA) on the same basis on which you have been receiving them through the Retirement Date, subject to (i) your continuing compliance with the provisions of Sections 7, 8, 9, 10 and 14(c) of this letter agreement and the provisions of the Non-Solicitation Agreement; (ii) your execution of this letter agreement in accordance with the provisions of Section 13 of this letter agreement (provided that the seven-day revocation period set forth in Section 13(c) has run without revocation by you) and of the General Release and Waiver of All Claims that is Exhibit E, (iii) your fulfillment of your responsibilities to transition your former responsibilities in accordance with the provisions of Section 2 above, and (iv) the provisions of Section 4(i) below.

          (c)   Bonus Payment.    The Company confirms that you have been awarded a FY 2005 bonus in the amount of $375,000 and 2,000 Restricted Share Units (RSUs") issuable in accordance with the CRA International, Inc. 2006 Equity Incentive Plan and vesting over a four-year period (with an additional 2,000 RSUs that you might have become eligible for during the course of FY 2006 based on your performance had you remained employed by the Company). For purposes of this letter agreement, the Company agrees to accelerate the vesting of 25%, i.e., 500 units, of the RSUs on the Retirement Date.

          (d)   Stock Options; Stock.    The Company has previously issued to you certain stock options under the Charles River Associates Incorporated 1998 Incentive and Nonqualified Stock Option Plan, which are summarized in Exhibit B. Subject to all required Board of Director and/or Board committee approvals and subject to your execution of the CRA International, Inc. Non-Competition Agreement (the "Non-Competition Agreement"), attached hereto as Exhibit C, in connection with your exercise of any and all options requiring execution of the Non-Competition Agreement by their terms, the vesting of your options will be accelerated on the Retirement Date by one year. Also subject to all required Board of Director and/or Board committee approvals and to applicable terms and conditions attendant to the exercise of Company options (including but not limited to the requirement that, as to options issued to you in 2004 and 2005, you execute the Non-Competition Agreement in connection with any exercise of options), you will have ninety (90) days from the Retirement Date to exercise any options that vested during your employment, including during the Transition Period and on the Retirement Date. You shall forfeit any options unvested as of the Retirement Date, but not those options vested on the Retirement Date as set forth above. Further, as of the Retirement Date you shall no longer be eligible to participate in any Employee Stock Purchase Plan.

          (e)   Benefits Continuation.

            (1)   Medical Insurance Coverage.    Your rights under the so-called COBRA statute (which gives you the right to continue to participate in the Company's group medical and dental plans for a period of time at your own expense) shall become effective as of the Retirement Date. For the period of twelve (12) months from the Retirement Date, the Company will pay the same premium for your existing medical and dental insurances as it would have paid if you had continued to be employed at the Company, said continuation coverages to include the Exec-U-Care supplement to your group medical plan. Nothing in this provision shall prevent the Company from making changes in its medical and dental insurance plans to the extent that such changes are generally applicable to employees of the Company.

            (2)   Long-Term Disability Insurance.    Your coverage under the group long-term disability insurance policy maintained by the Company for employees terminates on the Retirement Date. The Company shall thereafter pay to you $795.00, which is the amount it would have paid for such insurance coverage for you if you had remained an employee for one year from June 21, 2006.

            (3)   Life Insurance.    Your coverage under the group life insurance policy maintained by the Company for employees terminates on the Retirement Date. To the extent this policy provides a right for you to continue this coverage on an individual basis, the Company will continue to pay your premiums for this coverage for a period of twelve (12) months from the Retirement Date. To the extent this policy does not provide a right for you to continue this coverage on an individual basis, the Company will pay the cost of replacement up to the limit of $6,000.00.

            (4)   Accidental Death & Dismemberment Insurance.    Your coverage under the group accidental death and dismemberment insurance policy maintained by the Company for employees terminates on the Retirement Date. To the extent this policy provides a right for you to continue this coverage on an individual basis, the Company will continue to pay your premiums for this coverage for a period of twelve (12) months from the Retirement Date. To the extent this policy does not provide a right for you to continue this coverage on an individual basis, the Company will pay the cost of replacement up to the limit of $144, which is the cost to the Company of providing such coverage to you.

            (5)   Parking.    The Company will continue to pay the costs of your parking through April 30, 2006.

          (f)    Profit-Sharing Retirement Contribution; 401(k) Plan.    Your qualification to receive an annual retirement contribution from the Company and your eligibility to participate in the Company's 401(k) Plan will each terminate on the Retirement Date. You will continue to receive the Company's 401(k) match on a pro rata basis through the Retirement Date. You will receive your fiscal 2005 and calendar 2005 stub-period Profit Sharing Plan contributions from the Company for November 26, 2005 and for December 31, 2005 respectively, but will not receive any annual Profit Sharing Plan contribution for calendar 2006 from the Company.

          (g)   Vacation and Holiday Pay.    You will continue to accrue vacation and holiday benefits through the Retirement Date, at which time you will have accrued 210.36 hours of unused vacation and holiday time for which you will be paid the gross amount of $30,340.38, subject to the provisions of Section 4(i) below and provided further that you have nor used any of the 210.36 hours of accrual through the Retirement Date (which such use will be deducted from the gross amount recited above). Thereafter, you shall not accrue or be entitled to any additional vacation benefits. You shall not be deemed to have used such vacation and holiday time unless you are explicitly requested after April 5, 2006, with reasonable notice, to perform services for the Company and you fail to do so by virtue of a claim that you are using such accrued vacation or holiday time.

          (h)   No Other Pay or Benefits.    You acknowledge that the Company has previously paid all amounts payable to you under all other compensation or reimbursement arrangements, if any. From and after the Retirement Date you shall have no right to compensation or benefits, including benefits accrual, beyond those specifically provided for in this letter agreement.

          (i)    Withholdings.    The Company may deduct from any and all payments described in this Section 2, and from any other payments otherwise due to you under this letter agreement, such legally required withholdings, payments and/or deductions as may be required.

          (j)    No Unemployment Application.    In consideration for the Company providing the payments and benefits set forth in this Section 4, you agree never to apply for unemployment benefits in consequence of your employment with or separation from the Company.

        5.     Releases.

          (a)   General Release and Waiver.    In return for the payments and benefits provided to you as set forth in Sections 4(b), 4(d) and 4(f) above, you agree to execute (in accordance with the provisions of Section 13 below) the final and binding General Release and Waiver of All Claims (the "General Release and Waiver") in the form attached hereto as Exhibit E to this letter agreement, said General Release and Waiver to include claims of age discrimination and all other claims arising out of or relating to your application for employment with, hiring by, employment with, or changes in your employment status (including in any positions, titles or offices you have held at any time during your employment) through the date you execute the General Release and Waiver. Notwithstanding the foregoing, the Company and you agree that the terms of this letter agreement shall survive the General Release and Waiver and that claims to enforce the terms of this letter agreement are not discharged by said General Release and Waiver.

          (b)   Supplemental General Release and Waiver.    In addition to the foregoing General Release and Waiver, and in return for the payments and benefits provided to you as set forth in Section 4 above, you agree to execute (in accordance with the provisions of Section 13 below) the final and binding Supplemental General Release and Waiver of All Claims (the "Supplemental Release and Waiver") in the form attached hereto as Exhibit F to this letter agreement, said Supplemental Release and Waiver to encompass claims of age discrimination and all other claims arising out of or relating to the Salary Continuation Period and the termination of your employment with the Company. Notwithstanding the foregoing, the Company and you agree that the terms of this letter agreement shall survive the Supplemental Release and Waiver and that claims to enforce the terms of this letter agreement are not discharged by said Supplemental Release and Waiver.

        6.     Return of Company Property and Retrieval of Personal Effects.    By no later than the close of business on Friday, April 7, 2006, or such later date as the Company may agree, and in accordance with the requirements of the Confidentiality Agreement identified in Section 7 below: (i) you will return to the Company, or at the Company's option, destroy all property of the Company, including without limitation all confidential and/or proprietary documents, information and property and all tangible work product of the Company, and further including any keys, passwords, reference materials, books, software, Company documents and files, computers, computer peripherals, laptops, and computer disks or files in your possession, custody or control; and (ii) you will retrieve from the Company all of your personal effects or, alternatively at your option, make arrangements with the Company for the return to you of all of your personal effects. You hereby acknowledge and agree that you are not entitled to retain, and will not retain, any Company property or copies thereof. To the extent the Company instructs you to destroy any of its property, you will submit an affidavit in a form to be provided by the Company, certifying that you have completed the destruction. Notwithstanding anything contained herein, the Company will on the Retirement Date transfer to a personal account in your name your corporate cellular telephone and Blackberry accounts (exclusive of access to Company voicemail and email), and you will be permitted to keep your Company-provided cellular telephone and Blackberry, including the telephone numbers for them as permitted by the relevant carriers (for which decisions the Company shall not be responsible). In this regard, you understand and agree that all future costs and account charges associated with your continuing ownership of your cell and Blackberry are your sole responsibility. In addition, the Company will also give to you, in substitution for a Dell laptop personally owned by you and left by you on the Company's premises, the IBM ThinkPad computer currently in your office at CRA, with port replicator and keyboard but without an LCD monitor, and you hereby surrender your ownership of and all claim to the return of the Dell laptop.

        7.     Confidentiality.    You acknowledge and agree that you are bound in perpetuity by that certain Employee's Invention, Confidentiality and Publication Agreement (the "Confidentiality Agreement") entered into between you and the Company on May 8, 2000, a true copy of which is attached hereto as Exhibit D and incorporated herein by reference, and that, in accordance with the Confidentiality Agreement, you will not in any manner at any time, including but not limited to following the Retirement Date, directly or indirectly, without the express prior written consent of the Company, disclose or use any Confidential Information of the Company.

        8.     Nondisparagement.    You agree not to make any statement, written or oral, which disparages the Company, its directors, officers or employees, or its management, business or personnel practices. The Company and its executive officers agree not to take any action or make any statement, written or oral, which disparages you. In addition, the Company agrees to instruct its directors not to take any action or make any statement, written or oral, which disparages you. The provisions of this Section 8 shall not apply to any truthful statement required to be made by you, or by the Company or its executive officers, in any legal proceeding, required filing pursuant to the securities laws, or pursuant to any governmental or regulatory investigation.

        9.     Covenant Not to Sue or Encourage Third Party Action.    Except as otherwise provided in this Section 9, you represent and warrant that you have never commenced or filed, and covenant and agree never to commence, file, aid, solicit or in any way prosecute or cause to be commenced or prosecuted against the Releasees (as defined in the General Release and Waiver and Supplemental Release and Waiver, and except as otherwise provided in said Releases and Waivers) the bringing of any legal proceeding or the making of any legal claim against the Company by any state or federal agency or by any applicant for employment, employee or former employee of the Company ("third party action"), and further you shall not reveal any information about the Company to be used for, and shall not testify in, any third party action except as required to do so by properly issued subpoena and then only after giving the Company a reasonable opportunity to review any such subpoena and oppose the giving of any such testimony. Notwithstanding the foregoing, the Company and you agree that this letter agreement will not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any other federal or state agency to enforce laws subject to such agencies enforcement authority, and further agree that this letter agreement will not be used to justify interfering with your right to participate in an investigation or proceeding conducted by such agencies. You represent and warrant that you knowingly and voluntarily waive all rights or claims arising prior to your execution of this letter agreement that you may have against the Releasees, or any of them, to receive any payment, benefit or remedial relief as a consequence of an action brought on your behalf in any such agency and/or as a consequence of any litigation concerning any facts alleged in any such action.

        10.   Cooperation.    Beginning on the Retirement Date, you agree for a period of three (3) years thereafter reasonably to cooperate with the Company (and, as may be requested, testify or provide evidence on behalf of the Company) in any legal, administrative, regulatory or other proceeding in which the Company is a party, fact witness, target or subject. To the extent you are asked to travel out of the Greater Boston Area in order to fulfill the foregoing obligations, the Company will reimburse you for the reasonable out-of-pocket expenses which you may incur in connection with these obligations based on your submission of invoices documenting such expenses and will pay reasonable attorneys' fees incurred in providing you with counsel in connection with any such cooperation, provided, however, that the selection of counsel and any reasonable caps on such fees shall be determined by the Company.

        11.   Remedies.    You acknowledge and agree that your obligations arising under Sections 7, 8, 9, 10 and 14(c) above are of the essence to this letter agreement and that your material breach of any of these obligations, or of your obligations under the Confidentiality Agreement or the Non-Solicitation Agreement, will terminate the Company's obligations to you under Section 4 of this letter agreement. Should you commit a material breach of any such obligations, you shall further be required to pay back to the Company the full value of any benefit that you have derived under Section 4 above.

        Notwithstanding anything contained herein, you shall not be required to return or pay back to the Company the following payments and benefits guaranteed to you by your signed offer letter agreement: the value of a one-month notice period (including but not limited to the 401K contribution for said month); $150,000.00 in severance pay; benefits continuation for one year from the Retirement Date (which, in the event any such return hereunder shall be required, shall be deemed to be April 20, 2006); and (subject to the provisions of Section 4(d) below) acceleration of vesting for one year from such Retirement Date. In addition, you shall not be required to return or pay back to the Company the following payments and benefits provided or agreed to in connection with your employment or its termination: the $375,000.00 cash bonus under the 2005 Bonus Plan; the twenty-five percent vesting of 2000 RSUs issuable in accordance with the 2006 Equity Incentive Plan; and the Company's Profit Sharing Plan contributions for fiscal 2005 and for the calendar year 2005 stub period. The required return shall otherwise reach all payments and benefits resulting from the three month employment continuation period, reduced by the value of the one month notice period.

        You further acknowledge and affirm that money damages cannot adequately compensate the Company for any breach by you of Sections 7, 8, 9 and 10 of this letter agreement or of the Confidentiality Agreement or the Non-Solicitation Agreement, and that the Company is entitled to equitable relief in any Massachusetts or other court of competent jurisdiction to prevent or otherwise restrain any actual or threatened breach of the provisions of such Sections or of the Confidentiality Agreement or the Non-Solicitation Agreement, and/or to compel specific performance of, or other compliance with, the terms of this letter agreement or the Confidentiality Agreement or the Non-Solicitation Agreement.

        12.   Non-Assignment.    You warrant and represent to the Company that you have not heretofore assigned or transferred or attempted to assign or transfer to any person any claim or matter recited in the General Release and Waiver or the Supplemental Release and Waiver, or any parts or portions thereof, and agree to indemnify and hold harmless the Releasees from and against any claim, demand, damage, debt, liability, account, reckoning, obligation, cost, expense (including the payment of attorney's fees and costs actually incurred whether or not litigation be commenced), lien, action and cause of action, based on, in connection with, or arising out of any such assignment or transfer or attempted assignment or transfer.

        13.   Representations and Recitals. You represent that:

          (a)   The Company has advised you to consult with an attorney of your choosing concerning the rights waived in this letter agreement. You have carefully read and fully understand this letter agreement, and are voluntarily entering into this letter agreement and providing the General Release and Waiver attached hereto as Exhibit E and the Supplemental Release and Waiver attached hereto as Exhibit F.

          (b)   You understand that you have at least 21 days to review this letter agreement, the General Release and Waiver, and the Supplemental Release and Waiver prior to their respective executions. If at any time prior to the end of the 21 day period, you execute this letter agreement and the General Release and Waiver, you acknowledge that such early execution is a knowing and voluntary waiver of your right to consider this letter agreement and the General Release and Waiver for at least 21 days and is due to your belief that you have had ample time in which to consider and understand this letter agreement and the General Release and Waiver and in which to review this letter agreement and the General Release and Waiver with an attorney.

          (c)   You understand that, for a period of seven (7) days after you have executed this letter agreement and the General Release and Waiver, and for a subsequent period of seven (7) days after you have executed the Supplemental Release and Waiver, you may revoke the letter agreement and the General Release and Waiver, and subsequently the Supplemental Release and Waiver, by giving notice in writing of such revocation to the Company, c/o Chairman of the Board of Directors at the Company's headquarters, with a copy to Michele A. Whitham, Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210. If at any time after the end of each seven-day period you accept any of the payments or benefits provided by the Company as described in Section 2 of this letter agreement, such acceptance will constitute an admission by you that you did not revoke this letter agreement, the General Release and Waiver, or the Supplemental Release and Waiver during the applicable revocation periods and will further constitute an admission by you that this letter agreement, the General Release and Waiver, and the Supplemental Release and Waiver have become effective and enforceable.

          (d)   You understand that the effect of the General Release and Waiver and of the Supplemental Release and Waiver is that you give up any rights you may have, in particular but without limitation, under the Federal Age Discrimination in Employment Act and the Massachusetts Law Against Discrimination (Mass. Gen. Laws ch. 151B, § 1 et seq.).

          (e)   You understand that you are receiving compensation and benefits pursuant to this letter agreement that you would not otherwise be entitled to if you did not enter into this letter agreement and execute the General Release and Waiver that is Exhibit E hereto and the Supplemental Release and Waiver that is Exhibit F hereto.

        14.   Miscellaneous.

          (a)   Successors and Assigns.    This letter agreement shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors, assigns, and present and former employees and agents of the parties hereto to the extent permitted by law.

          (b)   Attorneys Fees.    Each party shall bear his or its own attorney's fees and expenses.

          (c)   Challenge to Validity of Agreement.    After the revocation period of seven (7) days described in Section 13(c) of this letter agreement has expired, this letter agreement and the General Release and Waiver shall be forever binding. You acknowledge that you may hereafter discover facts not now known to you relating to your hire, employment or cessation of employment, and agree that this letter agreement, the General Release and Waiver, and the Supplemental Release and Waiver shall remain in effect notwithstanding any such discovery of any such facts. You shall not bring a proceeding to challenge the validity of this letter agreement, the General Release and Waiver, and the Supplemental Release and Waiver. Should you do so notwithstanding this Section 14(c), you will first be required to pay back to the Company the payments and benefits received pursuant to Section 4 hereof.

        Notwithstanding anything contained herein, you shall not be required to return or pay back to the Company the following payments and benefits guaranteed to you by your signed offer letter agreement: the value of a one-month notice period (including but not limited to the 401K contribution for said month); $150,000.00 in severance pay; benefits continuation for one year from the Retirement Date (which, in the event any such return hereunder shall be required, shall be deemed to be April 20, 2006); and (subject to the provisions of Section 4(d) below) acceleration of vesting for one year from such Retirement Date. In addition, you shall not be required to return or pay back to the Company the following payments and benefits provided or agreed to in connection with your employment or its termination: the $375,000.00 cash bonus under the 2005 Bonus Plan; the twenty-five percent vesting of 2000 RSUs issuable in accordance with the 2006 Equity Incentive Plan; and the Company's Profit Sharing Plan contributions for fiscal 2005 and for the calendar year 2005 stub period. The required return shall otherwise reach all payments and benefits resulting from the three month employment continuation period, reduced by the value of the one month notice period.

          (d)   Governing Law.    This letter agreement shall be interpreted in accordance with and governed for all purposes by the substantive laws and public policy of the Commonwealth of Massachusetts, without giving effect to its choice or conflict of law provisions.

          (e)   Complete Agreement; Modification.    This letter agreement and the exhibits hereto recite the full terms of the understanding between us, and supersede any prior oral or written understanding between us, relating to your employment with the Company or severance payments and benefits to be made or provided to you following the termination of your employment with the Company (including the offer letter between you and the Company dated May 3, 2000), except the Non-Solicitation Agreement and the Confidentiality Agreement, which shall remain in effect in accordance with its terms and are incorporated into this letter agreement by reference and attached hereto as Exhibits A and D. This letter agreement may be modified only in a writing signed by both parties.

          (f)    Execution.    This letter agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

        Please note that you have 21 days to accept the offer set forth herein, and may revoke your acceptance within 7 days of signing as set forth in Section 13(c) above, in which case this letter agreement (other than provisions 1 and 4, and the Confidentiality Agreement and Non-Solicitation) shall be null and void.

Very truly yours,
By:	/s/ JAMES BURROWS James Burrows President and Chief Executive Officer

Agreed, accepted and signed this 18th day
of April, 2006 under seal:

/s/ J. PHILLIP COOPER J. Phillip Cooper

EXHIBIT A

CRA INTERNATIONAL, INC.

NON-SOLICIT / NON-HIRE AGREEMENT

This NON-SOLICIT / NON-HIRE Agreement is made as of May 3, 2000, by and between CRA International, Inc., a Massachusetts corporation ("CRA"), and J. Phillip Cooper. For the purpose of this Agreement, the "Company" shall mean CRA and all affiliates of CRA who provide economic, financial or business consulting services, including subsidiaries and joint ventures providing such services, as well as any other parties controlling, controlled by, or under common control with CRA to provide such services.

In consideration of your grant of options in CRA, as outlined in our offer letter to you dated May 3, 2000, you agree that, for one year after the date of termination of your employment at CRA:

(a)
you shall not directly or indirectly solicit, induce, attempt to hire, or hire any employee or consultant of the Company (or any other person who may have been employed or retained by the Company during the 12-month period prior to your date of termination), or assist in such hiring by any other person or business entity or encourage any such employee or consultant to terminate his or her employment or retention with the Company;

(b)
you shall not directly or indirectly solicit, divert or take away, or attempt to divert or take away, from the Company the business or patronage of (i) any persons or entities who were clients or accounts of the Company while you were employed by the Company or (ii) any prospective clients or accounts of the Company which the Company or any of its employees or consultants had held substantive discussions with or submitted a proposal to while you were employed by the Company. The restrictions of this paragraph (b) shall (x) not apply with respect to clients, if any, who you can demonstrate were your active clients prior to your employment by the Company and shall (y) not limit you from soliciting business directly or indirectly from any Client in a line of business that the Company has affirmatively discontinued.

BY SIGNING THIS AGREEMENT BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ ALL THE PROVISIONS OF THIS AGREEMENT AND THAT YOU AGREE TO ALL OF ITS TERMS.

Name: J. Phillip Cooper Date:
Accepted:
CRA International, Inc.
By:
Its:

EXHIBIT B

[outstanding options detail]

EXHIBIT C

CRA INTERNATIONAL, INC.
NON-COMPETITION AGREEMENT

        This Non-Competition Agreement ("Agreement") is made as of this            day of            200    by and between CRA International, Inc., a Massachusetts corporation ("CRA") and                        ("Employee"). For the purposes of this Agreement, the "Company" shall mean CRA and affiliates of CRA, including subsidiaries providing such services, as well as any other parties controlling, controlled by, or under common control with CRA to provide such services. The term "Plan" shall mean the Company's 1998 Incentive and Nonqualified Stock Option Plan.

1.     Introduction

        The Company is an international economics, finance and business consulting firm that works with businesses, law firms, accounting firms and governments throughout the world providing a wide range of services, which combine economic and financial analysis with expertise in litigation and regulation support, business strategy and planning, market and demand forecasting, policy analysis and engineering and technology management. The Company also advises on economic, valuation and strategy issues related to intellectual property and commercial disputes. The Company's clients are businesses worldwide, their counsel, accountants and other professionals or consultants retained by those businesses, who seek the Company's expertise (collectively the "clients"). The Company's business is worldwide with offices across North America, Europe, Asia Pacific and the Middle East.

2.     Confidential Information

        Employee, as a result of Employee's control and management of and active participation in the business of the Company, will be provided with and will develop specialized knowledge of, and have access to, the Company's confidential, business and proprietary information (collectively "Confidential Information"), which shall include, but not be limited to, technical data or know-how (including, but not limited to, information relating to research, products, software, models, services, development, inventions, personnel, clients, processes, engineering, marketing, techniques, customers, pricing, internal procedures, business and marketing plans or strategies, finances; employees and business opportunities) and other related confidential and proprietary information.

        Employee agrees that all Confidential Information and every portion thereof, however stored, compiled or collected and whether in tangible or intangible form, constitutes the valuable intellectual property and intangible assets of the Company. Employee understands and acknowledges the importance of maintaining the security and confidentiality of the Confidential Information and that during Employee's employment with the Company, Employee is likely to develop good will on behalf of the Company. Employee agrees to forever keep the Confidential Information and all documentation and information relating thereto strictly confidential.

3.     Stock Options

        Employee has been offered participation in the Plan, which provides an opportunity to obtain options to purchase CRA stock, subject to certain terms, conditions and restrictions pursuant to the Plan. Employee has received stock options as part of Employee's employment incentives and consideration. As a condition of the exercise of such stock options and in order to implement and complete any exercise of such grant of options from the Company to Employee, Employee understands and acknowledges that Employee must, at the time of such exercise, sign and deliver this Agreement (or, at the time of such exercise, such other similar Agreement that in the discretion of the Plan Administrator is required to comply with the then-existing legal requirements) to the Plan Administrator, in addition to satisfying any other terms and conditions required under the Plan and grant of such options. In the event that Employee seeks to exercise the grant of options at a time during which such exercise is permitted while Employee is not an Employee as may be permitted under the Plan, the terms and conditions of this Agreement shall become effective and enforceable as if Employee were an Employee at the time of exercise.

        Upon receipt by the Plan Administrator of this signed Agreement, along with the notice to exercise under the grant of options pursuant to the grant dated                        , 200    for            incentive/nonqualified options (the "Grant"), and satisfaction of any other terms and conditions of the Plan and the Grant, the following terms and conditions will become immediately in full force and effect between Employee and the Company:

4.     Non-Solicitation and Non-Hire

        Employee understands that any agreements relating to the non-solicitation and nonhiring of persons affiliated with the Company entered into by and between Employee and the Company remain in full force and effect.

5.     Non-Competition

        In addition to and without limiting the foregoing, during the course of Employee's employment and for a period of one (1) year following Employee's termination of employment and/or association with the Company for any reason (collectively and hereinafter the "Restriction Period"), Employee agrees that Employee, directly or indirectly, shall not, whether as owner, partner, shareholder, director, consultant, agent, employee, guarantor, surety or otherwise, or through any person, consult with, associate or in any way aid, deal or assist any competitor of the Company or engage or attempt to engage in any employment, consulting or other activity, which competes, directly or indirectly, with the Business of the Company anywhere in the Restricted Territory. For purposes of this Agreement, the Restricted Territory shall be wherever the Company has provided services to its clients and ultimate clients (as defined below) in the two (2) years preceding' the Restriction Period, which includes any country where the services were performed or delivered and in the geographic area where the Company has formulated written plans to open an office to provide its services. For purposes of this Agreement, the term "employment" shall include the employment of Employee as an employee, consultant, agent, independent contractor or otherwise. For purposes of this Agreement, the Company's "Business" is services, which combine economic and financial analysis with expertise in litigation and regulation support, business strategy and planning, market and demand forecasting, policy analysis, engineering and technology management, and also includes advising on economic, valuation and strategy issues related to intellectual property and commercial disputes.

        Employee acknowledges that Employee's participation in the conduct of any such Business alone or with any person other than the Company will materially impair the business, goodwill and prospects of the Company.

        Employee further agrees that for one (1) year after Employee's employment with the Company ends for any reason, Employee will not, individually, on behalf of or in concert with others, solicit, call on or accept work from direct clients and/or ultimate clients with whom Employee had contact while employed by the Company. An "ultimate client" refers to any circumstance in which the Company is retained on behalf of a representative or agent of a client. An example of such circumstance is the situation in which the Company is retained by a law firm to provide services on behalf of the law firm (the "client") and the law firm's client (the "ultimate client").

        Employee further agrees that for one (1) year after Employee's employment with the Company ends for any reason, Employee will not, individually, on behalf of or in concert with others, solicit, contact or hire other employees of the Company.

6.     Remedies

        (a)   Employee acknowledges and agrees that the non-competition provisions set forth herein are reasonable to protect the Company's legitimate business interest. Employee hereby acknowledges and agrees that the Company's remedy at law for any breach of this Agreement would be inadequate and that for any breach the Company shall, in addition to other remedies as may be available to it at law or equity, be entitled to an injunction, restraining order or other equitable relief restraining Employee or any entity Employee seeks to become associated with from committing or continuing to commit any violation of this Agreement.

        (b)   This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws. Employee also hereby irrevocably submits to the jurisdiction of the courts of the Commonwealth of Massachusetts and the courts of the United States of America located in the Commonwealth of Massachusetts. Employee also hereby waives, to the fullest extent permitted by applicable law, any objection that Employee may now have or may have to the personal jurisdiction in the Commonwealth of Massachusetts.

        (c)   Employee agrees that for purposes of any action initiated against Employee hereunder, service "of process may be effected by certified mail, return receipt requested, or receipted overnight courier to the address specified in the notice provision below.

7.     Miscellaneous

        This Agreement may not be modified, other than in writing executed by the Chief Financial Officer of the Company, nor may any provision be waived other than in writing executed by the Chief Financial Officer of the Company. The terms and conditions of this Agreement shall be supplemental of and in addition to any and all other provisions of any Agreements that Employee has signed with the Company (the "Other Agreements"). To the extent that the Other Agreements contain a longer Restriction Period, such longer Restriction Period shall apply.

8.     Severability

        Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.     Assignability

        Employee may not assign this Agreement. The Company has the right to assign this Agreement upon notice to Employee.

10.   Notices

        Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing addressed to the addresses set forth below and if (a) actually delivered (electronically or physically) at said addresses or directly to the Company or Employee or (b) in the case of a letter, three (3) business days after deposit in the United States mail, postage prepaid and registered or certified, return receipt requested:

        If to Employee, to:

        If to the Company, to:

  CRA International, Inc.
  John Hancock Tower, T-33
  200 Clarendon Street
  Boston, MA 02116
  Attn: Chief Financial Officer

        Notice of changes in address shall comply with these notice provisions.

        IN WITNESS WHEREOF, I,                        , REPRESENT AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND I HAVE EXECUTED THIS AGREEMENT UNDER SEAL.

Employee's Signature
Print Name:
Date:

EXHIBIT D

[prior Invention, Confidentiality, and Publication Agreement]

EXHIBIT E

GENERAL RELEASE AND WAIVER OF ALL CLAIMS
(INCLUDING AGE DISCRIMINATION IN EMPLOYMENT ACT CLAIMS)

        In consideration of the payment, benefits and other agreements set forth in the letter agreement dated March 24, 2006, between CRA International, Inc. ("the Company") and J. Phillip Cooper ("Cooper") (to which this General Release and Waiver Of All Claims is attached), Cooper, for himself and for his heirs, executors, estates, agents, representatives, attorneys, insurers, successors and assigns (collectively, the "Releasors"), hereby voluntarily releases and forever discharges (i) the Company and its divisions, subsidiaries (direct and indirect), and affiliated, related and joint venture companies; (ii) each of its and their predecessor and successor companies and assigns; (iii) in their capacities as such, each of the Company's and its divisions' subsidiaries' (direct and indirect), affiliated, related and joint venture companies', and predecessor and successor companies' present, former and future shareholders, directors, officers, employees, agents, representatives, attorneys and insurers; and (iv) as to each foregoing individual, his or her heirs, estates, successors and assigns (collectively, the "Releasees") from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims which the Releasors ever had, or now have, or hereafter can, shall or may have, for, upon or by reason of any matter or cause whatsoever arising from the beginning of the world to the date of the execution of this General Release and Waiver, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to claims arising out of or in any way related to Cooper's application for employment with, hiring by, employment with, or changes in employment status during the course of employment with the Company (including but not limited to changes in any positions, titles or offices Cooper held at any time during his employment), or any related matters (including but not limited to claims, if any, arising under the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans With Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the Massachusetts Law Against Discrimination (Mass. Gen. Laws ch. 151B§1 et seq.), the Massachusetts Payment of Wages Act, the Massachusetts Civil and Equal Rights Acts, and federal, Massachusetts or local laws, statutes, ordinances and regulations, including common or constitutional law). Notwithstanding the foregoing, nothing in this General Release and Waiver is intended to or does waive any rights Cooper may have to enforce the terms of the above-referenced letter agreement dated March 24, 2006.

        Signed and sealed this            day of                        , 2006.

J. Phillip Cooper

EXHIBIT F

SUPPLEMENTAL GENERAL RELEASE AND WAIVER OF ALL CLAIMS
(INCLUDING AGE DISCRIMINATION IN EMPLOYMENT ACT CLAIMS)

        In consideration of the payment, benefits and other agreements set forth in the letter agreement dated March 24, 2006, between CRA International, Inc. ("the Company") and J. Phillip Cooper ("Cooper") (to which this General Release and Waiver Of All Claims is attached), Cooper, for himself and for his heirs, executors, estates, agents, representatives, attorneys, insurers, successors and assigns (collectively, the "Releasors"), hereby voluntarily releases and forever discharges (i) the Company and its divisions, subsidiaries (direct and indirect), and affiliated, related and joint venture companies; (ii) each of its and their predecessor and successor companies and assigns; (iii) in their capacities as such, each of the Company's and its divisions' subsidiaries' (direct and indirect), affiliated, related and joint venture companies', and predecessor and successor companies' present, former and future shareholders, directors, officers, employees, agents, representatives, attorneys and insurers; and (iv) as to each foregoing individual, his or her heirs, estates, successors and assigns (collectively, the "Releasees") from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims which the Releasors ever had, or now have, or hereafter can, shall or may have, for, upon or by reason of any matter or cause whatsoever arising from the beginning of the world to the date of the execution of this General Release and Waiver, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to claims arising out of or in any way related to Cooper's application for employment with, hiring by, employment with, changes in employment status during the course of employment (including but not limited to changes in any positions, titles or offices Cooper held at any time during his employment), or termination from employment with the Company, or any related matters (including but not limited to claims, if any, arising under the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans With Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the Massachusetts Law Against Discrimination (Mass. Gen. Laws ch. 151B§1 et seq.), the Massachusetts Payment of Wages Act, the Massachusetts Civil and Equal Rights Acts, and federal, Massachusetts or local laws, statutes, ordinances and regulations, including common or constitutional law). Notwithstanding the foregoing, nothing in this General Release and Waiver is intended to or does waive any rights Cooper may have to enforce the terms of the above-referenced letter agreement dated March 24, 2006.

        Signed and sealed this 20th day of June, 2006.

J. Phillip Cooper

QuickLinks

EXHIBIT A CRA INTERNATIONAL, INC. NON-SOLICIT / NON-HIRE AGREEMENT
EXHIBIT B
EXHIBIT C
CRA INTERNATIONAL, INC. NON-COMPETITION AGREEMENT
EXHIBIT D
EXHIBIT E
GENERAL RELEASE AND WAIVER OF ALL CLAIMS (INCLUDING AGE DISCRIMINATION IN EMPLOYMENT ACT CLAIMS)
EXHIBIT F
SUPPLEMENTAL GENERAL RELEASE AND WAIVER OF ALL CLAIMS (INCLUDING AGE DISCRIMINATION IN EMPLOYMENT ACT CLAIMS)